Exhibit 99.1

Corporate Headquarters

Metrologic Instruments, Inc

90 Coles Road

Blackwood, NJ 08012

Tel	856.228.8100
Fax	856.228.0653

www.metrologic.com

METROLOGIC AND ESSEX CORPORATION

ENTER INTO PURCHASE AGREEMENT

FOR SALE OF AOA, A SUBSIDIARY OF METROLOGIC

Blackwood, New Jersey – September 20, 2006 – Metrologic Instruments, Inc. (NASDAQ: MTLG) and Essex Corporation (NASDAQ: KEYW) announced that they have entered into a purchase agreement concerning the sale of Adaptive Optics Associates, Inc., a subsidiary of Metrologic (“AOA”) to Essex.

Under the terms of the purchase agreement, Essex would purchase all of the outstanding capital stock of AOA from MTLG Investments Inc., a subsidiary of Metrologic for $40,250,000 in cash. The acquisition is expected to close on or about October 1, 2006. The agreement is subject to customary closing conditions for transactions of this nature. Metrologic and Essex cannot assure that the closing of the acquisition will be concluded within this time frame, or at all. Needham & Company, LLC acted as financial advisors to Metrologic and its Board of Directors on this transaction.

About Metrologic

Metrologic Instruments, Inc. (“Metrologic”) is a global supplier of choice for data capture and collection hardware, optical solutions, and image processing software. Metrologic has been delivering innovative, quality products that are cost effective, reliable and supported by a superior level of personal service for nearly 40 years. Metrologic products are sold worldwide through Metrologic’s sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. For more information please call 1-800-667-8400 or visit www.metrologic.com.

About AOA

Adaptive Optics Associates (AOA), a subsidiary of Metrologic, designs, develops and manufactures a wide variety of standard and custom electro-optic and opto-mechanical products. AOA has steadily expanded its engineering and manufacturing capabilities to provide its customers with the highest quality products, systems and services. AOA has an extensive history of selling to government, scientific and industrial customers.

About Essex

Essex provides advanced signal, image, information processing, information assurance and cyber-security solutions, primarily for U.S. Government intelligence and defense customers, as well as for select commercial customers. Essex creates solutions by combining services and expertise with hardware, software, and proprietary and patented technology to meet their customers’ requirements. For more information please call 301-939-7000 or visit www.essexcorp.com.

Forward-Looking Statement

Forward-looking statements contained in this release are highly dependent upon a variety of factors which could cause actual results to differ materially from those reflected in such forward-

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looking statements. Specifically, the factors that could cause actual results to differ from expectations including Metrologic and Essex being able to close the purchase within the agreed upon time frame or at all and satisfaction of the conditions to closing. When used in this release and documents referenced, the words “believes”, “expects”, “may”, “should”, “seeks”, or “anticipates”, and similar expressions as they relate to Metrologic, Essex or their respective managements are intended to identify such forward-looking statements. For additional factors, please see Metrologic and Essex’s reports filed with the Securities and Exchange Commission.

AOA’s Contact for Advanced Optical systems:

Jeffrey Yorsz - Senior Vice President, Industrial Operations, and General Manager, AOA

Email: jeffy@aoainc.com

Phone: (617) 806-1400

Metrologic’s Contact for Corporate Communications:

Cory Laslocky

Email: c.laslocky@metrologic.com

Phone: (856) 228-8100 x5828

Essex’s Contact for Investor Relations:

Leonard E. Moodispaw, Chairman, CEO & President

Phone: (301) 939-7000

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